EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is made effective as of June 1, 1998 (the "Effective Date") by and between GENTLE DENTAL SERVICE CORPORATION, a Washington corporation (the "Company"), and MICHAEL T. FIORE ("Employee").

                                    RECITALS

     Pursuant to the Employment Agreement (the "Prior Agreement") dated November 4, 1997 between the Company and Employee, the Company has employed Employee as its Co-Chairman, Chief Executive Officer and President. The parties desire to amend and restate the Prior Agreement in the form of this Agreement.

                                    AGREEMENT

     In consideration of the promises, covenants, and representations below, the parties agree as follows:

     1. Base Compensation. The Company will pay Employee as compensation for Employee's services a base salary at the annual rate of $250,000 or at such higher rate as the Company may determine from time to time ("Base Salary"). Employee's Base Salary will be payable in accordance with the Company's standard payroll procedures.

     2. Duties. Employee shall serve as Co-Chairman, Chief Executive Officer and President of the Company and shall perform such customary, appropriate and reasonable executive duties as are usually performed by persons in these positions or as may be delegated to Employee by the Board of Directors (the "Board") of the Company. Employee shall be employed on a full-time basis and shall devote all of Employee's working time, attention and energies to the Company during the term of Employee's employment. Notwithstanding the preceding, Employee will not be precluded from engaging in appropriate professional, educational, civic, charitable or religious activities or from devoting a reasonable amount of time to private investments that do not interfere or conflict with Employee's responsibilities to the Company. Employee shall principally perform Employee's duties hereunder at the principal executive offices of the Company in southern California.

     3. Term of Employment. Employee's employment with the Company is "at-will" and, therefore, either Employee or the Company can terminate Employee's employment at any time for any reason, with or without cause.

     4. Employee Benefits. During the term of Employee's employment, Employee will be eligible to participate in the employee benefit plans and executive compensation programs (including any bonus plan(s) established by the Compensation Committee) maintained from time to time for other senior executive officers of the Company to the extent

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that other senior executive officers of similar level and duties are eligible to participate in such programs and if Employee qualifies for participation in any such programs. These benefits may change from time to time.

     5. Business Expenses; Automobile Allowance. During the term of Employee's employment, the Company shall reimburse Employee for necessary and reasonable travel, entertainment and other business expenses appropriately incurred by Employee in connection with performing Employee's duties. The Company will reimburse Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies. During the term of Employee's employment, Employee will be entitled to an automobile allowance of $1,000 per month.

     6. Proprietary Information Agreement. Employee has signed and will abide by the terms of the Proprietary Information Agreement, the form of which was attached as Exhibit A to the Prior Agreement.

     7. Vacation and Holidays. Employee will be entitled to fully-paid vacation time and holidays consistent with the Company's policy as may be in place from time to time.

     8. Severance Compensation.

          (a) In the event Employee's employment is terminated by Employee for "good reason" (as defined below) or by the Company for any reason other than "cause" (as defined below), and provided that Employee complies with the provisions of Section 10 hereof, Employee will be entitled to continue to receive from the Company Employee's Base Salary then in effect for a period of 18 months following the effective date of such termination (the "Termination Date"), payable in equal monthly installments.

          (b) For purposes of this Agreement, "cause" shall mean (i) Employee's continuous and willful inattention to Employee's duties after at least one written notice of same has been given to Employee and Employee has been given an opportunity to cure the same within thirty days after such notice; (ii) any breach by Employee of Section 10 of this Agreement; (iii) any act committed by Employee with respect to the property or the business of the Company which constitutes gross recklessness, willful or gross misconduct or fraud; or (iv) criminal conduct which has caused material injury to the Company and which could reasonably result in conviction of a felony which involves fraud, dishonesty or moral turpitude, excluding from the definition of "cause," without limitation, such events as are stated not to constitute "cause" in the following sentence. Employee shall not be considered to have been terminated for "cause" if terminated by the Company solely (a) as a result of Employee's bad judgment or negligence, (b) because of any act or omission believed by Employee in good faith to have been in or not opposed to the best interests of the Company (without intent of gaining therefrom directly or indirectly a profit to which Employee was not legally entitled) and reasonably believed by Employee not to have been improper or

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unlawful, (c) because of an act or omission in respect of which a determination could properly have been made by the Board that Employee met the applicable standard of conduct prescribed for indemnification or reimbursement under the bylaws or charter of the Company, or the laws of the State of Washington, in each case in effect at the time of such acts or omissions, or (d) because of any act or omission with respect to which notice of termination is given more than twelve months after the earliest date on which a non-employee director of the Company who is not a party to such act or omission knew or should have known of such act or omission.

          (c) For purposes of this Agreement, "good reason" shall mean termination of Employee's employment by Employee within thirty days following
(x) any relocation of the Company's executive offices where Employee is employed on the Effective Date to a new location which is in excess of 25 miles from its current location, (y) a demotion in position from Co-Chairman, Chief Executive Officer and President of the Company, or (z) the assignment of duties and responsibilities of materially lesser status, dignity and character, or a substantial reduction in the nature or status of Employee's duties and responsibilities.

          (d) During any period in which Employee receives severance compensation pursuant to subsection (a) of this Section 8 or, with respect to benefits other than medical insurance, such shorter period following the Termination Date that Employee is eligible to participate in Employer's employee benefit plans, Employee shall further be entitled to medical, life insurance, disability insurance and any other similar benefits to the same extent as theretofore provided by the Company to Employee prior to the Termination Date.

     9. Accelerated Vesting of Stock Options and Restricted Stock. In the event that (i) Employee's employment with the Company is terminated by the Company for any reason other than "cause", (ii) Employee's employment with the Company is terminated by Employee for "good reason", (iii) Employee's employment with the Company is terminated because of death or physical disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, or (iv) a "change in control" (as defined below) of the Company occurs, all shares of the Company's Common Stock subject to outstanding options or shares subject to restrictions held by Employee at the time of the event shall be fully vested as of the date of such event.

     For purposes of this Agreement, a "change in control" of the Company shall mean the approval by the shareholders of the Company of:

          (a) any consolidation, merger or plan of share exchange involving the Company (a "Merger") in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company would be converted into cash, securities or other property, other than a Merger in which the holders of shares of Common Stock of the Company immediately prior to the Merger have the same proportionate ownership of common stock of the surviving corporation immediately after the

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
Merger or a Merger in which Employee's rights under stock options or restricted stock awards held by Employee are assumed or remain in effect;

          (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company other than a transaction in which Employee's rights under stock options or restricted stock awards held by Employee are assumed or remain in effect; or

          (c) the adoption of any plan or proposal for the liquidation or dissolution of the Company.

     10. Restrictive Covenants and Confidentiality.

          (a) Non-Solicitation. Employee agrees that during the term of Employee's employment and for a period of one year following any termination thereof (for any reason), Employee shall not (either directly or indirectly) solicit, entice, encourage or induce any person who at any time within one year prior to Employee's termination of employment shall have been an employee of the Company or any of its subsidiaries, or who is a dentist who is employed by or performing professional services for any dental practice managed by the Company or one of its subsidiaries, to become employed by or associated with any person, firm or corporation other than the Company, and Employee shall not approach any such employee or dentist for such purpose or encourage the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action.

          (b) Non-Compete. Employee agrees that during the term of Employee's employment and during any period in which Employee is receiving severance compensation pursuant to Section 8 hereof, Employee shall not, directly or indirectly, within a 50 mile radius of any location where the Company or any of its subsidiaries owns, manages, develops, or operates any dental practice or assets, engage or participate or make any financial investments in, or become employed by, or act as an agent or principal of, or render advisory or other services to or for, any person, firm or corporation that is engaged, directly or indirectly, in any line of business then engaged in, or planned to be engaged in, by the Company (a "Competing Enterprise"). A Competing Enterprise shall not include any practice of dentistry with or consulting to a group of 10 or fewer dentists located outside of a five mile radius of any location where the Company or any of its subsidiaries owns, manages, develops or operates any dental practice or assets. Nothing herein contained shall restrict Employee from holding investments in not more than three percent of the voting securities of any Competing Enterprise whose stock is listed on a national securities exchange or is actively traded on the National Association of Securities Dealers Automated Quotation System, so long as in connection with such investments Employee does not render services to a Competing Enterprise.

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     11. Survival. The provisions of this Agreement shall survive the termination of Employee's employment with the Company, irrespective of the reason therefor.

     12. Remedies. Employee acknowledges that the services to be rendered by Employee are of a special, unique and extraordinary character and, in connection with such services, Employee will have access to confidential information vital to the Company's and its subsidiaries' businesses. By reason of this access, Employee consents and agrees that if Employee violates any of the provisions of this Agreement, the Company and its subsidiaries shall be entitled, without the need to show actual damages, to an injunction and a temporary restraining order from any court of competent jurisdiction restraining Employee from committing or continuing any such violation of this Agreement. Employee acknowledges that damages at law would not be an adequate remedy for violation of this Agreement, and Employee therefore agrees that the provisions of this Agreement may be specifically enforced against Employee in any court of competent jurisdiction. The rights, powers and remedies of the Company under this Agreement are cumulative and not exclusive of any other right, power or remedy which the Company may have under any other agreement or by law.

     13. Miscellaneous.

          (a) Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their heirs, executors, legal representatives, successors and assigns. Neither party shall have the right to assign its obligations, or all or any portion of their rights or interests under this Agreement without the prior written consent of the other party hereto, and any attempt to do so will be null and void.

          (b) Governing Law. This Agreement is made and entered into and is to be governed by the internal laws of the State of California, applicable to agreements made and to be performed entirely within such state without regard to the conflicts of law principles of such State.

          (c) Waiver. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter, nor shall a waiver by either party of a breach of any provision hereof be taken or held to be a continuing waiver of such provision, or waiver of any other breach under any other provision of this Agreement.

          (d) Entire Agreement. This Agreement and the Proprietary Information Agreement set forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties with respect to such subject matter. This Agreement may be amended only by a written instrument signed by both parties hereto making specific reference to this Agreement and expressing the plan or intention to modify it.

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          (e) Severability. If any provision of this Agreement shall be adjudicated to be invalid, ineffective or unenforceable, the remaining provisions of this Agreement shall not be affected thereby. The invalid, ineffective and unenforceable provision shall, without further action by the parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective or unenforceable provision; provided, however, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

          (f) Prior Agreement Superseded. This Agreement supersedes and replaces in its entirety the Prior Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

                                       GENTLE DENTAL SERVICE CORPORATION



                                       By: L.T. VAN EERDEN
                                           ------------------------------------
                                       Title: Executive Vice President
                                              ---------------------------------


                                       MICHAEL THOMAS FIORE
                                       ----------------------------------------
                                       Michael Thomas Fiore

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